UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2005 (May 18, 2005)

PEOPLES ENERGY CORPORATION
THE PEOPLES GAS LIGHT AND COKE COMPANY
NORTH SHORE GAS COMPANY
(Exact name of registrants as specified in their charters)

Illinois	1-5540	36-2642766
Illinois	2-26983	36-1613900
Illinois	2-35965	36-1558720
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 East Randolph Drive, 24th Floor Chicago, Illinois	60601-6207
(Address of principal executive office)	(Zip Code)

Registrant's telephone number, including area code: (312) 240-4000

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 1.02 Termination of a Material Definitive Agreement

On May 16, 2005, Peoples Energy Corporation (the Company) entered into a new severance agreement with Ms. Desiree G. Rogers, Senior Vice President of the Company and President of both The Peoples Gas Light and Coke Company and North Shore Gas Company. The new agreement terminates the prior severance agreement with Ms. Rogers and reflects her positions as President of the Company's two utility subsidiaries and Senior Vice President of the Company.

Payment under the agreement would occur if Ms. Roger's employment with the Company were terminated, including constructive discharge (e.g., demotion or relocation), for any reason other than for cause, death or disability within three years of a Change in Control of the Company, as defined in the agreement.

The term of the severance agreement is for the longer of 36 months after the date in which a Change in Control of the Company occurs or 24 months after the date of consummation of certain types of consolidations or mergers or sales, leases, or other transfers of all or substantially all of the Company's assets.

The severance agreement provides for payment of severance benefits to Ms. Rogers in the event that, during the term of the severance agreement, (i) Ms. Rogers' employment is terminated by the Company, except for "cause" as defined therein, death or disability; or (ii) Ms. Rogers' employment is terminated due to a constructive discharge, which includes (a) a material change in Ms. Rogers' responsibilities causing her position with the Company to become of less dignity, responsibility, prestige or scope; (b) reduction, which is more than de minimis, in total compensation; (c) assignment without Ms. Rogers' consent to a location more than 50 miles from the current place of employment; or (d) liquidation, dissolution, consolidation, merger, or sale of all or substantially all of the assets of the Company, unless the successor corporation has a net worth at least equal to that of the Company immediately prior to such transaction and expressly assumes the obligations of the Company under Ms. Rogers' severance agreement.

The principal severance benefits payable under the severance agreement consist of the following: (i) Ms. Rogers' base salary and accrued benefits through the date of termination; and (ii) a lump sum cash payment equal to three years of Ms. Rogers' base salary (an increase from two years under the prior agreement).

The severance agreement provides that in addition to the above-described salary-based compensation, Ms. Rogers would be entitled to receive from the Company, within ten business days after termination, the amount of her vested accrued benefit under the Supplemental Retirement Benefits Plan on the date of her termination, computed as if she had completed three years of additional service (an increase from two years under the prior agreement). If on the date of termination, Ms. Rogers is at least age 47 (48 under the prior Severance Agreement) but less than age 50, the portion of Ms. Rogers' severance benefit resulting from the additional three years of benefit service under the Supplemental Retirement Benefits Plan shall be calculated based on the benefits percentage under the Supplemental Retirement Benefits Supplemental Retirement Benefits Plan that Ms. Rogers would be entitled to if she had reached age 50 by the time of termination. The severance agreement further provides that Ms. Rogers is entitled to continuation of coverage under the Company's welfare benefit plans (e.g., life insurance and medical benefits) or equivalent individual coverage for a period of three years after termination (an increase from 2 years under the prior agreement), provided that such benefits shall cease upon Ms. Rogers becoming eligible for such coverage under another employer's plans.

The Company is also obligated under the severance agreement to pay an additional amount to Ms. Rogers sufficient on an after-tax basis to satisfy any excise tax liability imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

During the first twenty-four months of the coverage period under the severance agreements, Ms. Rogers may request the Company to provide her with outplacement services. In the event such a request is made, the Company may, at its election, reimburse Ms. Rogers for the cost of outplacement services actually incurred by Ms. Rogers up to a maximum of $20,000, or arrange for the provision of outplacement services for Ms. Rogers of an approximate value to Ms. Rogers of $20,000.

The benefits received by Ms. Rogers under the agreement are in lieu of benefits under the Company's termination allowance plan and Ms. Rogers' benefits under the Supplemental Retirement Benefits Plan. Ms. Rogers would be required to generally waive employment-related claims prior to receiving any severance benefits and to enter into a confidentiality and non-solicitation agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEOPLES ENERGY CORPORATION THE PEOPLES GAS LIGHT AND COKE COMPANY NORTH SHORE GAS COMPANY
(Registrants)

Date: May 18, 2005	By: /s/ THOMAS A. NARDI
Thomas A. Nardi
Senior Vice President and Chief Financial Officer